EXHIBIT 23.1

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, CO     80211

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Hemcure, Inc. on Form SB-2, of our report dated September 19, 2006, relating to the financial statements of Hemcure, Inc. for the two years ended June 30, 2006 and 2005, and for the period from February 18, 2005 through June 30, 2006, and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the prospectus.

/s/Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Denver, Colorado

July 19, 2007